1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/healthcare2

Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

Grubb & Ellis Healthcare REIT II Acquires
Three Medical Office Buildings in Texas and Oklahoma

SANTA ANA, Calif. (Jan. 4, 2010) – Grubb & Ellis Healthcare REIT II, Inc. today announced that it has acquired Lawton Medical Office Building Portfolio, a two-property medical office building portfolio on the campus of Southwestern Medical Center in Lawton, Okla., and Ennis Medical Office Building, a 30,000-square-foot medical office building in Ennis, Texas. The acquisitions closed on Dec. 22.

Located at 5604 and 5606 SW Lee Blvd., the Lawton Medical Office Building Portfolio is comprised of two three-story Class A single-tenant facilities totaling approximately 62,000 square feet on the campus of the 199-bed Southwestern Medical Center. The medical office buildings are fully leased to the medical center until 2023, with options that could extend the leases until 2033.

Built in 2008, Ennis Medical Office Building is a single-story, multi-tenant medical office building located adjacent to Ennis Regional Medical Center, a 60-bed acute-care facility that serves residents of the Dallas suburb. The medical office building is currently 95 percent leased to a variety of tenants, including a primary medical services provider, outpatient surgery center and an internal medicine practice.

“Grubb & Ellis Healthcare REIT II found these acquisitions attractive because they passed two of our most basic tests – they are located on or near thriving and well-managed medical centers and their financial performance is supportive of our investor distribution,” said Danny Prosky, president and chief operating officer of the REIT. “By following a disciplined acquisition strategy, we believe we can provide our stockholders with dependable income and superior long-term financial performance.”

Lawton Medical Office Building Portfolio was acquired from Southwestern MOB I, LLC, an unaffiliated third party. Grubb & Ellis Healthcare REIT II financed the acquisition using $9.8 million in borrowings under its line of credit with Bank of America, N.A. and cash proceeds received from its offering. Ennis Medical Office Building was acquired from New Bardwell Partners, LP, an unaffiliated third party represented by Jim Moloney of Cain Brothers. The REIT financed the acquisition using $7.35 million in borrowings under its line of credit with Bank of America, N.A. and cash proceeds received from its offering.

As of Dec. 17, 2010, Grubb & Ellis Healthcare REIT II has sold approximately 14,332,337 shares of its common stock, excluding the shares issued under it distribution reinvestment plan, for approximately $142,993,000 through its initial public offering, which began at the end of the third quarter of 2009.

To date, the REIT has made 14 geographically diverse acquisitions comprised of 25 buildings valued at approximately $194 million, based on purchase price.

About Grubb & Ellis Healthcare REIT II
Grubb & Ellis Healthcare REIT II, Inc. intends to qualify as a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments. Grubb & Ellis Healthcare REIT II is seeking to raise up to approximately $3 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings and other healthcare-related facilities.

Grubb & Ellis Healthcare REIT II is sponsored by Grubb & Ellis Company (NYSE: GBE). Grubb & Ellis is one of the largest and most respected commercial real estate services and investment companies in the world. Grubb & Ellis Company’s 6,000 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including publicly registered non-traded real estate investment trusts (REITs), mutual funds, separate accounts and other real estate investment funds. For more information, visit www.grubb-ellis.com.

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This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to Lawton Medical Office Building Portfolio and Ennis Medical Office Building’s occupancy, whether their proximity to Southwestern Medical Center and Ennis Regional Medical Center, respectively, is beneficial, whether our property acquisitions are and will continue to be supportive of our investor distributions, and whether our acquisition strategy can provide our stockholders with dependable income and superior long-term financial performance. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of Lawton Medical Office Building Portfolio and Ennis Medical Office Building and their tenants; uncertainties relating to the financial strength of Southwestern Medical Center and Ennis Regional Medical Center and the local economies of Lawton, Oklahoma and Ennis, Texas; uncertainties relating to our ability to build a diverse portfolio of income-producing healthcare-related properties that are accretive and supportive of our investor distribution and our ability to provide stockholders with dependable income and superior ling-term financial performance; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS OR OFFERING MEMORANDUM.

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